Exhibit 99.2

September 27, 2010

To Our Stockholders:

On September 13, 2010, the Board of Directors of Triad Guaranty Inc. (the “Company”) approved a Tax Benefits Preservation Plan (the “Plan”) and declared a dividend of one preferred stock purchase right (a “Right”) for each outstanding share of the Company’s common stock. The dividend will be payable to holders of record of the Company’s common stock on September 27, 2010.

The purpose of the Plan is to protect the ability of the Company and its subsidiaries to utilize certain potential net operating losses, loss carryforwards and other tax assets (the “Tax Benefits”) to offset future income.  The ability to employ the Tax Benefits depends on future taxable income and limitations imposed by tax laws; however, the ability of the Company and its subsidiaries to make use of the Tax Benefits may be substantially limited if there occurs an “ownership change” of the Company as defined under Section 382 of the Internal Revenue Code. In general, an ownership change will occur if the Company’s “5% shareholders,” as defined under Section 382, collectively increase their ownership in the Company by more than 50 percentage points over a rolling three-year period.   In general terms, the Plan discourages (i) any person or group from becoming a “5% shareholder” and (ii) any existing “5% shareholder” from acquiring more than a minimal number of additional shares of the Company’s stock.

The issuance of the Rights has no dilutive effect, will not affect reported earnings per share, is not taxable to the Company or to you, and will not change the way in which you can presently trade the Company’s common stock. As explained in the attached Plan summary, the Rights will only be exercisable if and when the Rights are triggered pursuant to the terms of the Plan.

We have enclosed a summary of the Plan for your information.  This summary description does not purport to be complete and is qualified in its entirety by reference to the Plan attached as an exhibit to the Current Report on Form 8-K filed with the Securities and Exchange Commission on September 14, 2010, as amended from time to time, the complete terms of which are hereby incorporated by reference.  A copy of the Plan can be obtained free of charge from the Company, 101 South Stratford Road, Winston-Salem, NC 27103, Attention:  Corporate Secretary.

On behalf of the Board of Directors,

/s/ William T. Ratliff, III
William T. Ratliff, III
Chairman

AS SET FORTH IN THE PLAN, RIGHTS ISSUED OR TRANSFERRED TO, OR BENEFICIALLY OWNED BY, ANY PERSON WHO IS, WAS OR BECOMES AN ACQUIRING PERSON (AS SUCH TERMS ARE DEFINED IN THE PLAN), WHETHER CURRENTLY BENEFICIALLY OWNED BY OR ON BEHALF OF SUCH PERSON OR BY ANY SUBSEQUENT HOLDER, MAY BE NULL AND VOID TO THE EXTENT PROVIDED IN THE PLAN, INCLUDING WITHOUT LIMITATION SECTION 6(E) THEREOF.

SUMMARY OF TERMS

TRIAD GUARANTY INC.

TAX BENEFITS PRESERVATION PLAN

Purpose
The purpose of the Tax Benefits Preservation Plan (“Plan”) described in this summary of terms is to help preserve the value of the potential deferred tax assets (“Tax Benefits”) of Triad Guaranty Inc. (the “Company”) and its subsidiaries for U.S. federal income tax purposes.

Form of Security
The Board of Directors has declared a dividend of one preferred stock purchase right for each outstanding share of the Company’s Common Stock, payable to holders of record as of the close of business on September 27, 2010 (each a “Right” and collectively, the “Rights”).

Exercise	Prior to a Distribution Date,1 the Rights are not exercisable.

After a Distribution Date, each Right is exercisable to purchase, for $1.00 (the “Purchase Price”), one one-millionth of a share of Series A Participating Preferred Stock, $0.01 par value per share, of the Company (“Preferred Stock”).

Flip-In
If any person or group (an “Acquiring Person”) becomes a “5% shareholder” (subject to certain exceptions described in the Plan), then on a Distribution Date, each Right (other than Rights beneficially owned by the Acquiring Person and certain affiliated persons) will entitle the holder to purchase in the Company’s discretion, for the Purchase Price, a number of shares of Common Stock of the Company equal to the quotient of (x) two times the Purchase Price divided by (y) the then current market price of the Company’s Common Stock; provided that (i) none of the Company and certain affiliates of the Company shall be an Acquiring Person, (ii) none of certain existing “5% shareholders” (including certain persons who are “5% shareholders” following specified exchange offers with the Company) shall be an Acquiring Person unless and until any such “5% shareholder” increases its percentage stock ownership in the Company by more than one-tenth of one percentage point, (iii) none of certain other “grandfathered persons” (as described in the Plan) shall be an Acquiring Person so long as any such “grandfathered person” satisfies the applicable requirements set forth in the Plan, (iv) no person or group who or which the Board determines, in its sole discretion, has inadvertently become a “5% shareholder” (or inadvertently failed to continue to qualify as a “grandfathered person”) shall be an Acquiring Person so long as such Person promptly enters into, and delivers to the Company, an irrevocable commitment promptly to divest, and thereafter promptly divests (without exercising or retaining any power, including voting, with respect to such securities), sufficient securities of the Company so that such person’s (or such group’s) percentage stock ownership in the Company is less than 5 percent (or, in the case of any person or group that has inadvertently failed to qualify as a “grandfathered person,” the securities of the Company that caused such person or group to fail to qualify as a “grandfathered person”), (v) no person or group that has become a “5% shareholder” shall be an Acquiring Person if the Board in good faith determines that such person’s or group’s attainment of “5% shareholder” status has not jeopardized or endangered the Company’s utilization of the Tax Benefits or is otherwise in the best interests of the Company; provided that such a person or group shall be an “Acquiring Person” if the Board at any time makes a contrary determination in good faith, and (vi) an acquisition by a person or group of at least a majority of the Company’s Common Stock made by that person or group as part of a “qualified offer” (as defined in the Plan) shall not result in any person or group becoming an Acquiring Person.

1 Distribution Date means the earlier of:
•	the 10th business day after public announcement that any person or group has become an Acquiring Person; and
•
the 10th business day after the date of the commencement of a tender or exchange offer by any person which would or could, if consummated, result in such person becoming an Acquiring Person, subject to extension by the Board of Directors of the Company.

Exchange
At any time after any person has become an Acquiring Person (but before any person becomes the beneficial owner of 50% or more of the Company’s Common Stock), the Board may elect to exchange all or part of the Rights (other than the Rights beneficially owned by the Acquiring Person and certain affiliated persons) for one share of Common Stock (or, at the option of the Board, fractional shares of Preferred Stock with an aggregate current market price that equals the current market price of one share of Common Stock) per Right, subject to adjustment.

Redemption	The Board of Directors may, at its option, redeem all, but not less than all, of the then outstanding Rights at a redemption price of $0.0001 per Right at any time prior to a Distribution Date.

Expiration
The Rights will expire on the earliest of (i) May 31, 2014, (ii) the time at which all Rights are redeemed or exchanged, (iii) the first day of a taxable year of the Company as to which the Board of Directors determines that no Tax Benefits may be carried forward, (iv) a date prior to a Stock Acquisition Date on which the Board of Directors determines that the Rights and the Plan are no longer necessary for the preservation or existence of the Tax Benefits or are no longer in the best interests of the Company and its stockholders, (v) the failure of the stockholders to approve the Plan at the 2011 annual meeting of the Company’s stockholders, and (vi) the repeal or amendment of Section 382 or any successor statute, if the Board of Directors determines that the Plan is no longer necessary for the preservation of Tax Benefits.

Amendments
At any time on or prior to a Distribution Date, the Company may, and the Rights Agent shall if the Company so directs, supplement or amend any provision of the Plan without the approval of any holders of Rights.

After a Distribution Date, the Company may, and the Rights Agent shall if the Company so directs, supplement or amend the Plan without the approval of any holders of Rights; provided however, that no such supplement or amendment may (a) adversely affect the interests of the holders of Rights as such (other than an Acquiring Person), (b) cause the Plan again to become amendable other than in accordance with this sentence or (c) cause the Rights again to become redeemable.

Stockholder Rights	Rights holders, in their capacity as such, have no rights as a stockholder of the Company, including the right to vote and to receive dividends.

Antidilution Provisions	The Plan includes antidilution provisions designed to prevent efforts to diminish the efficacy of the Rights.

A copy of the Plan has been filed with the Securities and Exchange Commission as an Exhibit to a Registration Statement on Form 8-A.  A copy of the Plan is available free of charge from the Company.  This summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Plan, as amended from time to time, the complete terms of which are hereby incorporated by reference.